Exhibit 10.1

FACILITY AGREEMENT

FACILITY AGREEMENT (this “Agreement”), dated as of May 11, 2016, between Neos Therapeutics, Inc., a Delaware Corporation (the “Borrower”), and the lenders set forth on the signature page of this Agreement (together with their successors and permitted assigns, the “Lenders” and, together with the Borrower, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to borrow from the Lenders a maximum of Sixty Million Dollars ($60,000,000) for the purpose described in Section 2.1; and

WHEREAS, the Lenders desire to make loans to the Borrower for such purpose,

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            General Definitions.  Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly:

(a)           owns more than 10% of the beneficial ownership interest of such Person;

(b)           controls, or is controlled by, or is under common control with, such Person; or

(c)           is a general partner, or managing member of such Person.

A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement Date” means the date of this Agreement.

“Applicable Laws” means all statutes, rules and regulations of Governmental Authorities in the United States or elsewhere applicable to the Borrower and its Subsidiaries.

“Authorizations” has the meaning set forth in Section 3.1(q).

“Business Day” means a day on which banks are open for business in The City of New York.

“Change of Control” means (a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the holders of Borrower’s voting stock on the Agreement Date or their Controlled Investment Affiliates, is or shall at any time become the “beneficial owner” (as defined in Rule 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of greater than 50% of the voting interest in Borrower’s stock, or (b) a sale of substantially all of the assets of Borrower and its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Commercial Products” has the meaning given to it in Section 5.4.

“Controlled Investment Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” and “Disbursement Request” have the meaning given to them in Section 2.2.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means with respect to any Lender, (a) Taxes imposed on (or measured by) such Lender’s net income, franchise Taxes and branch profit Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or incorporated or in which the applicable lending office of such Lender is located, or (ii) that are Other Connection Taxes, (b) any United States federal withholding Tax imposed on amounts payable to such Lender under the laws in effect at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent such Lender acquired its interest in the Loan from a transferor that was entitled, immediately before such transfer, to receive such Additional Amounts with respect to such withholding Tax pursuant to Section 2.5(a), (c) any United States withholding Tax imposed on amounts payable to such Lender as a result of such Lender’s failure to comply with Section 2.5(d) other than as a result of such Lender’s legal inability to comply with Section 2.5(d) as a result of a change in law occurring subsequent to the date such Lender became a party to this Agreement, or (d) any

United States withholding Tax imposed on amounts payable to such Lender due to such Lender’s non-compliance with FATCA.

“Excluded Transaction” means any of the following transactions:

The entering into any collaborative arrangement, licensing, joint venture, partnership, royalty agreement or similar agreements or other research, development manufacturing or other commercial exploitation arrangements relating to Borrower or any Subsidiary’s Intellectual Property or other assets (provided, that Borrower has a reasonable basis for believing that the downstream economics potentially to be received by Borrower and its Subsidiaries in connection with such collaborative arrangement, licensing, joint venture, partnership, royalty agreement or similar agreements or other research, development, manufacturing or other commercial exploitation arrangements relating to the IP, when combined with the potential downstream economics of rights in the IP retained by Borrower and its Subsidiaries are adequate to enable Borrower to timely satisfy all obligations of the Borrower and its Subsidiaries under this Agreement), including, without limitation, but subject to the conditions set forth above, (1) any grant to any entity engaged in, or owned by an entity engaged in, the pharmaceutical or biotechnology industry of a license or option to obtain a license to any of Borrower’s or any Subsidiary’s Intellectual Property or other assets, provided that Borrower or a Subsidiary directly receives from such entity all consideration paid or payable by such entity in consideration of such grant, which consideration may, but need not, include (without limitation) upfront, milestone, royalty and profit-sharing payments, (2) any grant of a license or option to obtain a license to any entity that intends to research, develop, commercialize or manufacture products or services covered by such Intellectual Property or other assets whether directly or through Borrower, any Subsidiary or another entity, and (3) any arrangement or transfers of assets for the manufacture, research, promotion and development of Borrower’s or any Subsidiary’s products and clinical trial management, and data analysis and similar activities in support of Borrower’s or any Subsidiary’s development programs.

“Essex” means Essex Capital Corporation.

“Existing Lenders” means, collectively, Hercules and Essex.

“Existing Loan Documents” means that certain Loan and Security Agreement dated March 28, 2014, between Borrower, Pharmafab Texas, LLC and Neos Therapeutics, LP and Hercules and that certain Third Amended and Restated Subordinated Promissory Note dated December 31, 2013, by and between Borrower and Essex, each as amended, amended and restated, supplemented, extended or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the foregoing.

“FDA” means the US Food and Drug Administration.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Governmental Authority” means any government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative or public body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question, including, but not limited to the FDA.

“Health Care Laws” means all laws relating to the provision and/or administration of, and/or payment for, healthcare products or services, including, without limitation, Applicable Laws with respect to (in each case, to the extent applicable):  (a) health care fraud and abuse (including without limitation the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder:  the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn); the civil False Claims Act (31 U.S.C. § 3729 et seq.); 42 U.S.C. §§ 1320a-7, 1320a-7b; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); and any state, commonwealth or local laws similar to any of the foregoing; (b) Medicare, Medicaid or other programs which are sponsored or maintained by a governmental payor; (c) quality, safety certification and accreditation standards and requirements; (d) HIPAA; (e) prescription drug, medical device or controlled substances registration, approval, importation, sale, use, distribution, compounding, dispensing, transporting, purchasing, storage, tracking, marketing and security, including state pharmacy and controlled substance laws, the Federal Food, Drug, and Cosmetic Act, the Controlled Substances Act, the Prescription Drug Marketing Act of 1987, and Food and Drug Administration rules and regulation; (l) the provision of free or discounted care or services; and (m) the conditions of participation or enrollment as a provider/supplier in and Laws governing health programs administered by or paid for, in whole or in part by, Governmental Payors.

“Health Care Permits” means any and all Permits issued or required under applicable Health Care Laws.

“Hercules” means, collectively, Hercules Technology III, L.P. and Hercules Technology Growth Capital, Inc.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state, commonwealth and local laws regulating the privacy and/or security of individually identifiable health information, including state laws providing for notification of breach of privacy or security of individually identifiable health information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Indebtedness” means the following:

(i)            all indebtedness for borrowed money;

(ii)           the deferred purchase price of assets or services (other than payables) which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(iii)          all guarantees of Indebtedness;

(iv)          all letters of credit issued or acceptance facilities established for the account of the Borrower and any of its Subsidiaries, including without duplication, all drafts drawn thereunder (except to the extent cash collateralized);

(v)           all capitalized lease obligations;

(vi)          all indebtedness of another Person secured by any Lien on any property of the Borrower or its Subsidiaries, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by the Borrower or its Subsidiaries, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured); and

(vii)         indebtedness created or arising under any conditional sale or title retention agreement.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Indemnity” has the meaning given to it in Section 6.11.

“Interest Rate” means 12.95% per annum.

“IP”, “Company IP” and “Intellectual Property” have the meaning given to it in Section 3.1(m).

“IRS” means the United States Internal Revenue Service.

“License” means any license of Intellectual Property.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, or other encumbrance on or with respect to property; provided, however, that any grant or license or option to obtain a license to, or the sale or other transfer of, the Borrower’s IP or other assets, whether directly or through the Borrower or another entity shall not constitute a Lien.

“Loan” means the loans made by the Lenders to the Borrower pursuant to Section 2.2 in the aggregate principal amount of Sixty Million Dollars ($60,000,000) or, as the context may require, the principal amount thereof from time to time outstanding.

“Loan Documents” means this Agreement, the Notes, the Security Agreement and any other document or instrument executed by the Borrower or any Subsidiary and delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein.

“Loss” has the meaning given to it in Section 6.11.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or assets of the Borrower and its Subsidiaries (taken as a whole), (b) the validity or enforceability of any Loan Document, (c) the ability of the Borrower and its Subsidiaries (taken as a whole) to timely perform the Obligations when due or (d) the rights and remedies of the Lenders under any Loan Document; provided, however, that any adverse effect that results directly or indirectly from general economic, business, financial or market conditions shall not be deemed to be a Material Adverse Effect.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto, and all Laws pertaining to such program, including (a) all federal statutes affecting such program; (b) all state and commonwealth statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations and legally binding manuals, orders and administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) and any statutes succeeding thereto, and all Laws pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations and legally binding manuals, orders, administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Notes” means the Notes issued to the Lenders evidencing the Loan in the form attached hereto as Exhibit A.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement and the other Loan Documents.

“Organizational Documents” means for any Person as of any date, such Person’s charter, constitutional or constituent documents, formation documents and/or certificate of incorporation (or equivalent thereof), and each certificate of change of name, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement or its shareholders agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (except a connection arising from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made in connection with the exercise of remedies following an Event of Default).

“Paragraph IV Certification” means a certification by an applicant filing an ANDA or 505(b)(2) NDA referencing a drug listed in Approved Drug Products with Therapeutic Equivalence Evaluations to the FDA that the patent relating to such listed drug is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the ANDA or 505(b)(2) NDA is submitted.

“Permits” means all permits, licenses, registrations, certificates, qualifications, accreditations, approvals or similar rights required to be obtained, from any Governmental Authority.

“Permitted Indebtedness” means Indebtedness existing as of the Agreement Date and set forth on Exhibit B attached hereto and:

(i)            The Obligations;

(ii)           Indebtedness in respect of letters of credit;

(iii)          Indebtedness to trade creditors in the ordinary course of business;

(iv)          Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts;

(v)           Performance bonds, surety bonds and similar instruments incurred in the ordinary course;

(vi)          Guarantees with respect to any Permitted Indebtedness;

(vii)         Indebtedness in respect of purchase money financing, capital lease obligations and equipment financing facilities covering existing and newly-acquired equipment, including for the acquisition, installation, qualification and validation of such equipment up to an aggregate amount outstanding at any time of $8,000,000;

(viii)        Indebtedness to employees in respect of benefit plans and employment and severance arrangements;

(ix)          a working capital facility (“Working Capital Facility”) not to exceed the aggregate sum of $30,000,000 secured by a Lien on Borrower’s and its Subsidiaries’ accounts receivables, the proceeds thereof and related property (but, in no event inventory), and in which the borrowing base thereunder is limited to not more than the sum of eighty five percent (85%) of the outstanding face amount of eligible accounts receivables and on such other terms reasonably acceptable to Lenders, which is subject to an intercreditor agreement between the provider of such Working Capital Facility and Lenders on terms reasonably acceptable to Lenders, including that Lenders have the option to purchase such Indebtedness at par after the occurrence of an event of default under the Working Capital Facility;

(x)           reimbursement obligations with respect to corporate credit cards;

(xi)          Subordinated Debt;

(xii)         to the extent constituting Indebtedness, Permitted Investments;

(xiii)        to the extent constituting Indebtedness, Indebtedness incurred in connection with the financing of insurance premiums;

(xiv)        Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(xv)         (a) Indebtedness owing from any Subsidiary that is a guarantor to Borrower or any other Subsidiary that is a guarantor, (b) Indebtedness owing from a Subsidiary that is not a guarantor of the Obligations to any other Subsidiary that is not a guarantor of the Obligations, and (c) Indebtedness owing from any Subsidiary that is not a guarantor of the Obligations to Borrower or any Subsidiary that is a guarantor of the Obligations not to exceed $250,000 at any time outstanding;

(xvi)        other Indebtedness not to exceed $250,000 at any time outstanding; and

(xvii)       extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Liens” means:

(i)            Liens existing on the Agreement Date and set forth on Exhibit B;

(ii)           Liens in favor of the Lenders;

(iii)          carriers’, warehousemen’s, landlord’s, mechanics’, construction, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(iv)          Liens on accounts receivable, the proceeds thereof and property related thereto (but in no event inventory), securing the Indebtedness described in clause (ix) of the definition of Permitted Indebtedness;

(v)           Liens for taxes, assessments or governmental charges or levies not past due and payable or that are being contested in good faith by appropriate proceedings;

(vi)          Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(vii)         Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ accounts maintained in the ordinary course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(viii)        Liens, pledges or deposits in connection with workers’ compensation, unemployment insurance, old-age pensions, social security and other like obligations;

(ix)          Easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the conduct of the business of the applicable Person;

(x)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection;

(xi)          Liens in favor of lessors of equipment;

(xii)         Liens securing the Indebtedness permitted by clauses (vii), (x) (but only in cash in a segregated account in an amount not to exceed 110% of the applicable credit card credit limit), (xiii) (but only to the extent attaching to the relevant policies and amounts payable thereunder) and (xvi) (but only with respect to Indebtedness in an aggregate amount of less than $50,000 at any time outstanding) of the definition of Permitted Indebtedness;

(xiii)        the filing of precautionary Uniform Commercial Code financing statements (or equivalent in foreign jurisdictions) in connection with operating leases and consignment arrangements;

(xiv)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business; and

(xvi)        deposits securing the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money.

“Person” means and includes any natural person, individual, partnership, limited partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Register” has the meaning set forth in Section 1.4(b).

“Required Lenders” means, at any time, Lenders holding Loans representing more than 50% of the sum of the Loans outstanding.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” means the Guaranty and Security Agreement of even date herewith among Borrower, its Subsidiaries, Deerfield Mgmt, L.P., as collateral agent for Lenders and Lenders.

“Subordinated Debt” means unsecured Indebtedness of the Borrower or a Subsidiary of Borrower in an amount approved by Lenders in their sole discretion subordinated to the Obligations, pursuant to subordination terms contained in a written subordination agreement with Lenders acceptable to the Lenders in their sole discretion.

“Subsidiary or Subsidiaries” means, as to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning set forth in Section 3.1(o).

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, assessments, fees or other charges or withholdings imposed by any Governmental Authority, together with any interest, additions to tax or penalties applicable thereto.

Section 1.2            Interpretation.  In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Loan Documents means such document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3            Business Day Adjustment.  If the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day.

Section 1.4

(a)           The Borrower shall record on its books and records the amount of the Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b)           The Borrower shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest, and accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) is a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Treasury Regulations Section 5f.103-1(c).

(d)           The Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by the Borrower or such Lender at any reasonable time and from time to time upon reasonable prior written notice.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1            Use of Proceeds.  The proceeds of the Loan will be used for repayment of existing Indebtedness to the Existing Lenders, for working capital and for general corporate purposes.

Section 2.2            Disbursement.  Subject to the conditions set forth in Article 4 and this Section 2.2, the Lenders shall disburse Loans to the Borrower (“Disbursement”) on the date of this Agreement upon receipt from the Borrower of a written request (“Disbursement Request”) for the Disbursement and stating that no Event of Default has occurred and is continuing.  The Lenders shall fulfill the Disbursement in accordance with their respective allocations set forth on Schedule 1 hereto.

Section 2.3            Payment.

(a)           Borrowers shall repay the outstanding principal amount of the Loan in three equal annual installments in the amount of $15,000,000 each, commencing on May    , 2019 and continuing on the same day of each year thereafter, together with a final payment of all outstanding principal and interest and all other outstanding Obligations due and payable on May    , 2022 (the “Maturity Date”).  Subject to Sections 2.3(b) and 2.3(c) Borrowers may prepay the Obligations in whole or in part at any time, from time to time.

(b)           The Borrower shall, subject to the provisions of this Section 2.3(b), prepay all of the outstanding Obligations upon the occurrence of a Change of Control.  Such prepayment shall be accompanied by all accrued and unpaid interest on the principal amount of the Notes prepaid, plus a prepayment fee in the amount of (i) the sum of 9.25% of the amount of principal prepaid plus all interest which, absent such prepayment, would have accrued on the principal amount of the Notes through the first anniversary of the Agreement Date, if such prepayment occurs prior to the first anniversary of the Agreement Date, (ii) 9.25% of the amount of principal prepaid if such prepayment occurs on or after the first anniversary of the Agreement Date, but prior to the second anniversary of the Agreement Date, (iii) 6.0% of the amount of the principal prepaid if such prepayment occurs on or after the second anniversary of the Agreement date but prior to the third anniversary of the Agreement Date; (iv) 2.75% of the amount of the principal prepaid if such prepayment occurs on or after the third anniversary of the Agreement Date but prior to the fourth anniversary of the Agreement Date and (v) 2.0% of the amount of the principal prepaid on or after the fourth anniversary of the Agreement Date.

(c)           Any other prepayment of the Obligations whether voluntary or as a result of acceleration of the Obligations upon the occurrence of an Event of Default shall be accompanied by all accrued and unpaid interest on the principal amount of the Notes prepaid, plus a prepayment fee in the amount of (i) 9.75% of the amount of principal prepaid, plus all interest which, absent such prepayment, would have accrued on the principal amount of the Notes prepaid through the third anniversary of the Agreement Date, if such prepayment occurs prior to the third anniversary of the Agreement Date, (ii) 9.75% of the amount of principal prepaid if such prepayment occurs on or after the third anniversary of the Agreement Date, but prior to the fourth anniversary of the Agreement Date, (iii) 6.5% of the amount of the principal prepaid if such prepayment occurs on or after the fourth anniversary of the Agreement Date but prior to the fifth anniversary of the Agreement Date; and (iv) 3.25% the amount of the principal prepaid if such prepayment occurs on or after the fifth anniversary of the Agreement Date.  Borrowers shall provide Lenders thirty days prior written notice of any voluntary prepayment of the Obligations.

(d)           Each prepayment by the Borrower shall be applied first, to accrued and unpaid interest and second, to outstanding principal and shall be allocated among the Lenders in accordance with their respective allocations set forth on Schedule 1 hereto.

Section 2.4            Payments.  All payments by the Borrower hereunder and under any of the Loan Documents shall be made without setoff or counterclaim.  Payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 1:00 p.m. New York City time on such date that any such payment is due, at such bank or places as the Lenders shall from time to time designate in writing at least 5 Business Days prior to the date such payment is due.  The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Loan Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.5            Taxes.

(a)           Any and all payments hereunder or under any other Loan Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Taxes except as required by Applicable Law.  If Borrower shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) Borrower shall make such deductions, (ii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the deduction is made on account of Indemnified Taxes, the sum payable shall be increased by as much as shall be necessary so that after making all required deductions(including deductions for Taxes applicable to additional sums payable under this Section 2.5), each Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable shall hereinafter be referred to as the “Additional Amounts”).  Within thirty (30) days after the date of any payment of such Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b)           Borrower agrees to pay and authorizes each Lender to pay in its name (but without duplication), all Other Taxes.  If Borrower directly pays such Other Taxes within 30 days after the date of any payment of Other Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c)           Without duplication with respect to any Additional Amounts, Borrower shall reimburse and indemnify, within 10 days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.5(c)) paid by such Lender, whether or not such Indemnified Taxes were correctly or legally asserted.  A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, absent manifest error.

(d)           Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax.  Each Lender that is not a United States person for United States federal income tax purposes (a “Foreign Lender”) and is entitled to an exemption from or reduction of United States withholding tax with respect to payments under this Agreement shall, on or before the date on which the Lender becomes a party to this Agreement, provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-BENE, W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (a “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code, or any successor provisions thereto).  Each Lender shall provide new forms (or successor forms) as reasonably requested by Borrower from time to time and shall notify Borrower in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to Borrower.  If the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such

Foreign Lender may provide a Portfolio Interest Certificate on behalf of such direct or indirect Partner.

(e)           If a payment to a Lender under this Agreement would be subject to United States withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to Borrower, at the times prescribed by law or as reasonably requested by Borrower, such documentation as is required in order for Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(f)            If a Lender determines in its sole discretion, exercised in good faith, that it has received a refund from a Governmental Authority relating to Taxes in respect of which the Borrower paid Additional Amounts or made a payment pursuant to Sections 2.5(b) or 2.5(c) then, provided no Event of Default has occurred and is continuing, such Lender shall promptly pay such refund (limited to the amount paid by the Borrower under Section 2.5 with respect to the Taxes refunded) to the Borrower, net of all out-of-pocket expense (including Taxes) of such Lender incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.5(f), in no event shall a Lender be required to pay any amount to the Borrower pursuant to this Section 2.5(f), the payments of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amount with respect to such Tax had never been paid.  Nothing in this Section 2.5(f) shall require any Lender to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Borrower.

Section 2.6            [Reserved].

Section 2.7            Interest.  The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of a 360 day year for the actual number of days elapsed).  Interest shall be paid quarterly in arrears commencing on June 1, 2016 and on the first Business Day of each September, December, March and June thereafter (each, an “Interest Payment Date”) and on the Maturity Date.  Upon thirty days prior written notice from the Borrower to the Lenders prior to any of the first four Interest Payment Dates, Interest otherwise payable on such Interest Payment Date shall not be paid but shall be added to the then outstanding principal amount of the Loans (the aggregate amount of such interest added to principal and all interest accruing thereon, the “Accrued Interest Amount”).   The Accrued Interest Amount shall be paid on June 1, 2017.

Section 2.8            Default Interest; Late Payment Fee.  Without limiting the remedies available to the Lenders under the Loan Documents or otherwise, to the maximum extent permitted by applicable law, if an Event of Default occurs and is continuing, at the Lender’s election, the amount outstanding under and in respect of the Notes (which shall include all outstanding principal thereunder, together with any interest and other amounts due and payable with respect to the Notes and not paid when due), shall bear interest at the rate per annum equal to the Interest Rate plus 5.00%.  In addition to the foregoing, the Borrower shall pay a late fee on any amount (other than principal) not paid when due (including after giving effect to any grace period provided hereunder) equal to 10% of such overdue amount.

Section 2.9            Fee.  In consideration of Lenders’ agreement to extend the Loan to Borrower, Borrower shall pay to Lenders on the Agreement Date, a yield enhancement payment in the amount of $1,350,000, which yield enhancement payment will be deducted by Lenders from the Disbursement.  Borrower agrees to reimburse the Lenders for reasonable, documented out-of-pocket expenses for attorneys, accountants and other professional advisors, and other reasonable documented out-of-pocket expenses incurred by Lenders (i) in connection with their due diligence, negotiation and documentation of the transactions contemplated by the Loan Documents (including their review, negotiation and documentation of any post-closing obligations of the Borrower) and (ii) in connection with all amendments and modifications thereto, whether or not consummated.  At Lender’s election such reimbursable amounts may be deducted from the Disbursement.  The provisions of this Section 2.9 supersede and replace in its entirety that certain Expense Reimbursement Agreement, dated as of April 7, 2016, Neos Therapeutics, Inc. and Deerfield Management Company, L.P. (Series C).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Lenders that, except as set forth in a Schedule to this Agreement:

(a)           The Borrower and its Subsidiaries are conducting their business in compliance with their Organizational Documents, which are in full force and effect.

(b)           No Default or Event of Default has occurred and is continuing.

(c)           The Borrower and its Subsidiaries (i) are (taken as a whole), on a consolidated basis, capable of paying their debts as they fall due in the ordinary course of business, (ii) have not admitted their inability in writing to pay their debts as they fall due in the ordinary course of business, and (iii) have not taken action, and no such action has been taken by a third party, for the Borrower’s or any Subsidiary’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower, any Subsidiary or any material portion of or all of their assets or revenues.

(d)           No Lien exists on the Borrower’s or any Subsidiary’s assets, except for Permitted Liens.

(e)           The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional.

(f)            No Indebtedness of the Borrower or any Subsidiary exists other than Permitted Indebtedness.

(g)           The Borrower is validly existing as a corporation in good standing under the laws of the state of Delaware.  The Borrower and its Subsidiaries have full power and authority to own their properties, conduct their business and enter into the Loan Documents and to consummate the transactions contemplated under the Loan Documents, and are duly qualified to do business as a foreign entity and are in good standing in each jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

(h)           There is not pending or, to the knowledge of the Borrower, threatened in writing, any action, suit, hearings or other proceeding before any Governmental Authority (a) to which the Borrower or any of its Subsidiaries is a party or (b) which has as the subject thereof any assets owned by the Borrower or any of its Subsidiaries, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.1(h), there are no current or, to the knowledge of the Borrower, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which the Borrower or any of its Subsidiaries or any of their assets is subject, except as would not reasonably be expected to result in a Material Adverse Effect.

(i)            The Loan Documents have been duly authorized, executed and delivered by the Borrower and each Subsidiary a party thereto, and constitute the valid, legal and binding obligation of the Borrower and its Subsidiaries party thereto, enforceable in accordance with their terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally (whether enforcement is sought by proceedings in equity or at law).  The execution, delivery and performance of the Loan Documents by the Borrower and its Subsidiaries and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute an event of default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any assets of the Borrower or any of its Subsidiaries pursuant to, any material agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any of its Subsidiaries are bound or to which any of the assets of the Borrower or any Subsidiary is subject, except to the extent that no Material Adverse Effect would reasonably be expected to result therefrom, (B) result in any violation of or conflict with the provisions of the Organizational Documents, (C) result in the violation of any material Applicable Law or (D) result in the violation of any judgment, order, rule, regulation or decree of any Governmental Authority.  No consent, approval, authorization or order of, or registration or filing with any Governmental Authority or other party is required for the execution, delivery and performance of any of the Loan Documents or for the consummation by the Borrower and its Subsidiaries of the transactions contemplated hereby except for (a) such registrations and filings contemplated by the Security Agreement, (b) as have been obtained or made prior to the date hereof or (c) the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect and the Borrower has the power and authority to enter into the Loan Documents and to consummate the transactions contemplated under the Loan Documents.

(j)            [Reserved].

(k)           The Borrower and each of its Subsidiaries holds or has applied for, and is operating in good standing and in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority required for the conduct of its business the failure of which to obtain would reasonably be expected to result in a Material Adverse Effect (collectively, “Necessary Documents”) and all Necessary Documents are valid and in full force and effect; and neither the Borrower not any Subsidiary has received written notice of any revocation or modification of any of the Necessary Documents and neither the Borrower nor any Subsidiary has any reason to believe that any of the Necessary Documents will not be renewed in the ordinary course of business, and each of the Borrower and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(l)            The Borrower and its Subsidiaries have good and marketable title to all of their assets free and clear of all Liens except Permitted Liens.  To Borrower’s knowledge, except as could not reasonably be expected to have a Material Adverse Effect, the property held under lease by the Borrower or any Subsidiary is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Borrower or any Subsidiary.

(m)          Other than as disclosed in any Paragraph IV Certification made in connection with a new drug application, the Borrower and its Subsidiaries own or, where a license is required, have the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property (as defined below) that they have publicly described as being owned or licensed by them (the “Company IP”) or, to the knowledge of the Borrower, that is necessary for the conduct of their business as currently conducted (the “IP”).  To the knowledge of the Borrower, other than as disclosed in any Paragraph IV Certification made in connection with a new drug application, the Company IP that is registered with or issued by a Governmental Authority is enforceable; there is no outstanding, pending or, to the knowledge of the Borrower, threatened in writing action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of the Borrower or any Subsidiary in or to any Company IP and neither the Borrower nor any Subsidiary has received any written notice regarding, any such action, suit, or other proceeding.  To the knowledge of the Borrower, other than as disclosed in any Paragraph IV Certification made in connection with a new drug application, neither the Borrower nor any Subsidiary has infringed or misappropriated any material rights of others.  There is no pending or, to the knowledge of Borrower, threatened in writing action, suit, other proceeding or claim by others that the Borrower or any Subsidiary infringes upon, violates or uses the Intellectual Property rights of others without authorization, and neither the Borrower nor any Subsidiary has received any written notice regarding, any such action, suit, other proceeding or claim.  Except as set forth on Schedule 3.1(m), neither the Borrower nor any Subsidiary is a party to or bound by any material licenses with respect to IP other than licenses for computer software acquired in the ordinary course of business.  The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(n)           Neither the Borrower nor any of its Subsidiaries is in violation of the Organizational Documents, or, except as could not reasonably be expected to have a Material Adverse Effect, in breach of or otherwise in default under any material agreement under which it may be bound, or to which any of its assets is subject.

(o)           All federal and state income and franchise and all other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates or extensions have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein and all other material Taxes, assessments and other governmental charges otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  As of the Agreement Date, no income or franchise Tax Return or other material Tax Return of the Borrower or any other Tax Affiliate is under audit by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any material claim for Taxes.  No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(p)           Other than as set forth in Schedule 3.1(p), neither the Borrower nor any Subsidiary has granted rights to market or sell its services to any other Person, and are not bound by any agreement that affects the exclusive right of the Borrower or any Subsidiary to develop, license, market or sell its services.

(q)           Other than as set forth in Schedule 3.1(q), each of the Borrower and its Subsidiaries:  (A) are, as of the date hereof, in compliance with all Applicable Laws in all material respects; (B) has not received any warning letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required in connection with the business of the Borrower or its Subsidiaries by any Applicable Laws (together, the “Authorizations”); (C) possesses and complies in all material respects with the Authorizations, which are valid and in full force and effect (other than those Authorizations for which applications have been submitted but which have not yet been issued), in each case, except as would not reasonably be expected to result in a Material Adverse Effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization; (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations as and when required, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

(r)            The audited financial statements of the Borrower and its Subsidiaries as of December 31, 2014 and as of December 31, 2015, together with the related notes fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved.

(s)            (i) To the knowledge of the Borrower, no “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, has occurred with respect to any Employee Benefit Plan, except as for such transaction that would not reasonably be expected to have a Material Adverse Effect, (ii) at no time within the last seven (7) years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or has or had any liability or obligation in respect of any Employee Benefit Plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) no Employee Benefit Plan represents any current or future liability for retiree health, life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all Applicable Laws, including but not limited to ERISA and the Code, except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect, (v) no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Borrower to any tax, fine, lien, penalty or liability imposed by ERISA, the Code or other Applicable Law, except for any such tax, fine, lien, penalty or liability that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (vi)  the Borrower does not have any obligations under any collective bargaining agreement.  As used in this clause (t), “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has any present or future obligation or liability on behalf of any such employee, director or independent contractor; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of the Borrower’s controlled group as defined in Code Section 414 (b), (c), (m) or (o); and “Foreign Benefit Plan” means any Employee Benefit Plan mandated by a government other than the United States of America is subject to the laws or a jurisdiction outside of the United States.

(t)            The Borrower’s Subsidiaries are set forth in Schedule 3.1(t).

(u)           Compliance with Health Care Laws.  Other than as set forth in Schedule 3.1(u), each of Borrower and its Subsidiaries is in compliance in all material respects with all Health Care Laws applicable to it, its assets, business or operations.

(v)           Health Care Permits.  Each of Borrower and its Subsidiaries holds all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted.  All such Health Care Permits are in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions of any such Health Care Permit except as would not reasonably be expected to result in a Material Adverse Effect.  No Governmental Authority has taken, or to the knowledge of Borrower intends to take, action to suspend, revoke, terminate, place on probation, materially restrict or not renew any material Health Care Permit of Borrower or any of its subsidiaries.

(w)          [Reserved].

(x)           Proceedings; Audits.  Other than as set forth on Schedule 3.1(x), there are no pending (or, to the knowledge of Borrower, threatened in writing) audits, actions, hearings or proceedings (collectively, “Proceedings”) against or affecting Borrower or any of its Subsidiaries relating to any actual or alleged non-compliance with any Health Care Law.  There exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any material Health Care Permit of Borrower or any of its Subsidiaries.

Section 3.2            Borrower Acknowledgment.  The Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lenders to enter into the Loan Documents and that the Lenders have entered into the Loan Documents on the basis of, and in full reliance on, each of such representations and warranties and such representations and warranties shall survive the execution of this Agreement until the Obligations are repaid in full.

Section 3.3            Representations and Warranties of the Lenders.  Each Lender represents and warrants to the Borrower as of the Agreement Date that:

(a)           Such Lender is duly organized and validly existing under the laws of the jurisdiction of its formation.

(b)           Each Loan Document to which it is a party has been duly authorized, executed and delivered by such Lender and constitutes the valid and legally binding obligation of such Lender, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(c)           Such Lender has full power and authority to make each Disbursement and to enter into and perform its other obligations under each of the Loan Documents and carry out the other transactions contemplated thereby.

ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1            Conditions to the Disbursement.  The obligation of the Lenders to make the Disbursement shall be subject to the fulfillment of the following conditions:

(a)           The Lenders shall have received executed counterparts of the Loan Documents from the Borrower and its Subsidiaries, and the other documents and deliveries set forth on the Closing Checklist attached hereto as Exhibit C;

(b)           No Event of Default shall have occurred and be continuing;

(c)           All of the representations and warranties set forth in Section 3.1 shall be true and correct in all material respects (except for representations or warranties which relate to a specific date, in which case such representations and warranties shall have been true and correct in all material respects as of such date); and

(d)           All existing Indebtedness of Borrower to the Existing Lenders pursuant to the Existing Loan Documents shall be satisfied with the proceeds of the Loans on the Agreement Date.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1            Affirmative Covenants.  Unless the Required Lenders shall otherwise agree:

(i)            The Borrower shall and shall cause its Subsidiaries to maintain its existence and qualify and remain qualified to do its business as currently conducted, except for any merger or dissolution of a Subsidiary in accordance with Section 5.2(i) and except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect.

(ii)           The Borrower shall and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings diligently pursued or where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(iii)          The Borrower shall obtain and shall cause its Subsidiaries to obtain and keep in full force and effect all Authorizations, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(iv)          The Borrower shall promptly notify the Lenders of the occurrence of (i) any Event of Default and (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened in writing against the Borrower or any of its Subsidiaries in which an adverse decision would reasonably be expected to result in a Material Adverse Effect.

(v)           If the Borrower is not required to file reports pursuant to Sections 13 or 15(d) of the Exchange Act, the Borrower will provide to the Lenders quarterly financial statements for itself and its Subsidiaries within 45 days after the end of each quarter, and audited annual financial statements within 120 days after the end of each fiscal year prepared in accordance with GAAP with a report thereon by the Borrower’s independent certified public accountants.  If the Borrower is required to file such reports, the Borrower will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed by Borrower pursuant to Section 13 or 15(d) of the Exchange Act, and the Borrower and its Subsidiaries will provide to the Lenders copies of all documents, reports, financial data and other information not available on the SEC EDGAR system and not containing any material non-public information generally prepared in the ordinary course of the Borrower’s business that the Lenders may reasonably request.

(vi)          The Borrower shall reimburse Lenders on the Agreement Date for all reasonable documented out-of-pocket costs, fees and expenses, including reasonable documented out-of-pocket attorneys’ fees and expenses, in connection with the negotiation, documentation and closing of this Agreement and the other Loan Documents.

(vii)         The Borrower shall at all times maintain cash on deposit in accounts subject to a Control Agreement (as defined in the Security Agreement) in favor of Lenders of not less than $5,000,000.

Section 5.2            Negative Covenants.  Unless the Required Lenders shall otherwise agree:

(i)            The Borrower shall not and shall not permit any Subsidiary to (a) liquidate, provided that a Subsidiary may merge into the Borrower or any other Subsidiary, or dissolve (unless such Subsidiary ceases to own any operating assets or conduct business), or (b) enter into any merger, consolidation or reorganization, unless the Borrower or a Subsidiary is the surviving corporation.  The Borrower shall not establish any Subsidiary unless any such Subsidiary organized under the laws of the United States of America executes and delivers to the Lenders a Security Agreement substantially in the form delivered to the Lenders by the Borrower and its Subsidiaries on the Agreement Date and takes all steps required to grant the Lenders a Lien on all of its assets (other than Excluded Assets).

(ii)           The Borrower shall not, and shall not permit any Subsidiary to, (a) except for Excluded Transactions, enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with any stockholder of the Borrower, any Affiliate of the Borrower or any equity holder of such Affiliate, whereby its income or profits are, or might be, shared with another Person other than a wholly owned Subsidiary (other than royalty agreements with owners of IP resulting from the challenge of any Paragraph IV Certification made in connection with a new drug application), (b) enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person, or (c) distribute, or permit the distribution of, any of its assets, including its intangibles, to any stockholder of the Borrower, any Affiliate of the Borrower or any equity holder of such Affiliate other than (x) as may be required under an Employee Benefit Plan (as defined in Section 3.1(s)) or (y) any Tax distributions by any Subsidiary to permit Borrower to pay any Tax liabilities with respect to the income of such Subsidiary.

(iii)          The Borrower shall not and shall not permit any Subsidiary to (a) create, incur or suffer any Lien upon any of its assets, except Permitted Liens or (b) assign, sell, transfer or otherwise dispose of, any Loan Document, or its rights and obligations thereunder.

(iv)          The Borrower shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or be liable with respect to any Indebtedness, other than Permitted Indebtedness.

(v)           The Borrower shall not and shall not permit any Subsidiary to acquire any assets (other than assets acquired in the ordinary course of business), directly or indirectly, in one or more related transactions, for a consideration, in cash or other property (valued at its fair market value) greater than $500,000.

(vi)          The Borrower shall not and shall not permit any Subsidiary to sell or otherwise transfer any of their respective assets other than:

(A)          in the ordinary course of business, including sales of inventory, and sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment;

(B)          sales or transfers to the Borrower or any Subsidiary if such Subsidiary is a Grantor and Guarantor (as defined in the Security Agreement) party to the Security Agreement;

(C)          the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(D)          dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(E)           leases or subleases of real property granted by the Borrower or any Subsidiary to third Persons not interfering in any material respect with the business of the Borrower or any Subsidiary;

(F)           Excluded Transactions;

(G)          the use or transfer of cash or cash equivalents in a manner not otherwise prohibited under the Loan Documents;

(H)          sales, transfers or issuances of equity interests not resulting in a Change of Control; and

(I)            Other dispositions or transfers having a fair market value not to exceed $250,000 per fiscal year.

Section 5.3            [Reserved.]

Section 5.4            General Acceleration Provision upon Events of Default.  If one or more of the events specified in this Section 5.4 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Required Lenders, by written notice to the Borrower, may declare the outstanding principal of, and accrued and unpaid interest on, all of the Notes or any part of any of them (together with any other amounts accrued or payable under the Loan Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loan and all other rights acquired in connection with the Loan:

(a)           The Borrower shall have failed to (i) make payment of principal or interest under the Notes when due and payable or (ii) pay any other Obligations under the Loan Documents within five (5) Business Days of the date when due.

(b)           The Borrower shall have failed to comply with the due observance or performance of any covenant contained in any Loan Document (other than the covenants described in (a) above), and such failure shall not have been cured by the Borrower within 20 days after receiving written notice of such failure from the Lenders.

(c)           Any representation or warranty made by the Borrower in any Loan Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made.

(d)           (i) The Borrower shall generally be unable to pay its debts as such debts become due in the ordinary course of business, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Borrower of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) days; (v) the making by the Borrower of an assignment for the benefit of creditors.

(e)           One or more final uninsured judgments in excess of $500,000 against the Borrower or any Subsidiary or attachments against any of their respective property remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days from the date of entry of such judgment.

(f)            Any material authorization of a Government Authority necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations under any Loan Document is not given or is withdrawn or ceases to remain in full force or effect.

(g)           The validity of any Loan Document shall be contested by the Borrower, or any Applicable Law shall render any Loan Document invalid or unenforceable or shall cause the Obligations to cease to be in full force and effect.

(h)           There is a failure to perform in any agreement involving obligations in excess of $500,000 of the Borrower or any Subsidiary to which the Borrower or any Subsidiary is a party with a third party or parties resulting in such third party’s or parties acceleration of the maturity of any Indebtedness for borrowed money in an amount in excess of $500,000.

(i)            If any Governmental Authority issues any injunction or other order that prohibits Borrower or its Subsidiaries from marketing, selling or manufacturing any of Borrower’s products currently approved by the FDA or any future products of Borrower or its Subsidiaries once approved by the FDA (collectively, the “Commercial Products”) if sales of such products covered by such injunction or order accounted for more than 50% of total sales revenue of Borrower and its Subsidiaries for the most recently ended four fiscal quarter periods, and such injunction or other prohibition shall continue to be in force or otherwise effective for more than 60 consecutive calendar days; provided, however, that with respect to manufacturing, if there is one or more alternative manufacturers of the Commercial Product manufacturing on Borrower’s or its Subsidiaries’ behalf that is not enjoined or otherwise prohibited from manufacturing the Commercial Product and are able to deliver product on Borrower’s or its Subsidiaries’ behalf in a manner that is consistent with prior levels without a commercial distribution delay, it shall not be an Event of Default under this clause (i) if the Borrower or any of its Subsidiaries are enjoined or otherwise prohibited from manufacturing the Commercial Product.

Section 5.5            Automatic Acceleration on Dissolution or Bankruptcy.  Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Notes (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.6            Recovery of Amounts Due.  If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lenders to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lenders.

ARTICLE 6

MISCELLANEOUS

Section 6.1            Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party.  The addresses for such communications shall be the following (or such other addresses provided by written notice to the parties hereto from time to time):

If to the Borrower:

Neos Therapeutics, Inc.

2940 N. Hwy 360, Suite 400

Grand Prairie, TX 75050

Fax:  (972) 408-1143

E-mail: reisenstadt@neostx.com

Attention:  Richard Eisenstadt

With a copy to:

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Fax: (617) 523-1231
Email: adodson@goodwinprocter.com
Attention: Anna E. Dodson, Esq.

If to the Lenders:

Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Fax:  212-599-3075

Email:  dclark@deerfield.com

Attn:  David J. Clark

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Fax:  (212) 940-8776
Email:  mark.fisher@kattenlaw.com
Attn:  Mark I. Fisher, Esq.

Section 6.2            Waiver of Notice.  Whenever any notice is required to be given to the Lenders or the Borrower under any of the Loan Documents, a waiver thereof in writing signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3            Reimbursement of Legal and Other Expenses.  If any amount owing to the Lenders under any Loan Document shall be collected through enforcement of this Agreement, any Loan Document or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Loan Document) all reasonable and documented external attorneys’ and other reasonable documented fees and out-of-pocket expenses incurred in respect of such collection.

Section 6.4            Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

Section 6.5            Successors and Assigns.  This Agreement shall bind and inure to the respective successors and permitted assigns of the Parties, except that (a) the Borrower may not assign or otherwise transfer all or any part of its rights under the Loan Documents without the prior written consent of the Lenders; and (b) absent an Event of Default the Lenders may not assign or otherwise transfer all or part of their rights under the Loan Documents to any Person other than an investment fund managed by Deerfield Management, L.P., without the prior written consent of the Borrower (which consent shall not be unreasonably withheld).  Before any Lender assigns all or any part of its rights under this Agreement or the Notes to a party other than an investment fund managed by Deerfield Management, L.P., or there are more than five (5) Lenders, the Parties shall negotiate in good faith to amend this Agreement to appoint an administrative agent providing such agent and the Parties with rights and duties customary among syndicated credit facilities.  Upon a Lender’s assignment of a Note in accordance with the foregoing sentence, such Lender shall provide notice of a permitted transfer to Borrower for recordation in the Register pursuant to Section 1.4.  Upon receipt of a notice of a transfer of an interest in a Note, Borrower shall record the identity of the transferee and other relevant information in the Register and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender hereunder.

Section 6.6            Entire Agreement.  The Loan Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto (including, without limitation, any agreement on the reimbursement of costs, etc. referenced in Section 2.9). The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each of Borrower and the Required Lenders.

Section 6.7            Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8            Counterparts.  This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9            Survival.

(a)           This Agreement and all agreements, representations and warranties made in the Loan Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder, and shall continue in force until payment in full of the Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement), and the Lenders shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b)           The obligations of the Borrower under Sections 1.4 and 2.5 and the obligations of the Borrower and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

Section 6.10         No Waiver.  Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision.  No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default.  All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11         Indemnity.

(a)           The Borrower shall, at all times, indemnify and hold each Lender harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable documented out-of-pocket attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Loan Documents, the extension of credit hereunder or the Loan or the use of the Loan, which an Indemnified Person may incur or to which an Indemnified Person may become subject, but excluding all Taxes (each, a “Loss”).  The Indemnity shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction issues a final judgment that such Loss resulted from the gross negligence or willful misconduct of any Indemnified Person.  The Indemnity is independent of and in addition to any other agreement of Borrower under any Loan Document to pay any amount to the Lenders, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b)           Promptly after receipt by an Indemnified Person under this Section 6.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Loss in respect thereof is to be made against the indemnifying person under this Section 6.11, deliver to Borrower a written notice of the commencement thereof, and Borrower shall have the right to participate in, and, to the extent Borrower so desires, to assume control of the defense thereof.

(c)           An Indemnified Person shall have the right to retain its own counsel with the documented reasonable fees and out-of-pocket expenses to be paid by the indemnifying person, if, in the reasonable opinion of counsel for the Indemnified Person, the representation by such counsel of the Indemnified Person and Borrower would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding.  The Borrower shall pay for only one separate such legal counsel for all of the Indemnified Persons.  The failure of an Indemnified Person to deliver written notice to the Borrower within a reasonable time of the commencement of any such action shall not relieve the Borrower of any liability to the Indemnified Person under this Section 6.11, except to the extent that Borrower is actually prejudiced in its ability to defend such action.  The indemnification required by this Section 6.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

Section 6.12         No Usury.  The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan exceed the maximum amount permissible under applicable law.  If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under applicable law that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower.  All sums paid or agreed to be paid to the Lenders for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof.  The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13         Further Assurances.  From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be reasonably requested by the Lenders to carry out the purposes of any Loan Document or to preserve and protect the Lenders’ rights as contemplated therein.

Section 6.14         Confidentiality.  Lenders agree that they will hold any confidential information they may receive from Borrower in connection with the Loan Documents in confidence, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6.14 by Lenders, (b) is or has been independently developed or conceived by Lenders without use of Borrower’s confidential information, or (c) is or has been made known or disclosed to Lender by a third party without a breach of any obligation of confidentiality such third party may have to Borrower; provided, however, that Lenders may disclose confidential information (i) to their attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with this Agreement and the other Loan Documents; (ii) to any prospective purchaser of any Loan from Lenders, if a transfer to such prospective purchaser is permitted and such prospective purchaser agrees to be bound by the provisions of this Section 6.14; (iii) to any existing or prospective Affiliate, partner, member, shareholder or wholly owned subsidiary of a Lender in the ordinary course of business, provided that Lenders inform such Person that such information is confidential and direct such Person to maintain the confidentiality of such information; (iv) as may otherwise be required by law, regulation or legal process; or (v) to any Person in connection with any legal proceeding to which it is a party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Lenders and the Borrower have caused this Agreement to be duly executed as of the date set forth above.

BORROWER:

NEOS THERAPEUTICS

By:	/s/Richard Eisenstadt
Name:	Richard Eisenstadt
Title:	Chief Financial Officer, Secretary and Treasurer

LENDERS:		DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., General Partner
By: J.E. Flynn Capital III, LLC, General Partner

		By:	/s/David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Mgmt III, L.P., General Partner
By: J.E. Flynn Capital, LLC, General Partner

		By:	/s/David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

SCHEDULE 1

LENDER	ALLOCATION OF DISBURSEMENTS AND PAYMENTS

Deerfield Private Design Fund III, L.P.	66 2/3%

Deerfield Special Situations Fund, L.P.	33 1/3%

1

EXHIBIT A

PROMISSORY NOTE

THIS NOTE IS BEING ISSUED with original issue discount in the amount of $             .

May     , 2016

FOR VALUE RECEIVED, Neos Therapeutics, Inc., a Delaware corporation (the “Maker”), by means of this Promissory Note (this “Note”), hereby unconditionally promises to pay [                 ] (the “Payee”), a principal amount equal to the lesser of (a) [          ] and (b) the aggregate outstanding amount of Disbursements made to Maker by Payee pursuant to Section 2.2 of the Facility Agreement referenced to below, in lawful money of the United States of America and in immediately available funds, on the dates provided in the Facility Agreement.

This Note is a “Note” referred to in the Facility Agreement dated as of May     , 2016 between the Maker, the Payee and the other parties thereto (as amended, modified and supplemented and in effect from time to time, the “Facility Agreement”), with respect to the Loan made by the Payee thereunder.  Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Facility Agreement.

This Note shall bear interest on the outstanding principal amount hereof pursuant to the provisions of the Facility Agreement.

The Maker shall make all payments to the Payee of interest and principal under this Note in the manner provided in and otherwise in accordance with the Facility Agreement.

If an Event of Default has occurred and is continuing, this Note may in accordance with the applicable provisions of the Facility Agreement, become immediately due and payable.

Subject to the terms of the Facility Agreement, all payments will be free and clear of, and without deduction or withholding for, any present or future taxes.  The Maker shall pay all and any costs (administrative or otherwise) imposed by the Maker’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Maker shall pay all reasonable documented out-of-pocket costs of collection, including, without limitation, all reasonable documented out-of-pocket, legal expenses and attorneys’ fees, paid or incurred by the Payee in collecting and enforcing this Note.

Other than those notices required to be provided by Payee to Maker under the terms of the Facility Agreement, the Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement.  No renewal or extension of this Note or the Facility Agreement, no delay in the enforcement of payment of this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Maker or any endorser of this Note.

No delay or omission by the Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right.  The provisions of this Note may be waived or amended only in a writing signed by the Maker and the Payee.  This Note may be prepaid in whole or in part in accordance with the provisions of the Facility Agreement.

This Note, and any rights of the Payee arising out of or relating to this Note shall be enforced by the Payee in the courts of the United States of America located in the Southern District of the State of New York.  For the benefit of the Payee, the Maker hereby irrevocably agrees that any legal action, suit or other proceeding arising out of or relating to this Note shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and hereby consents that personal service of summons or other legal process may be made as set forth in Section 6.1 of the Facility Agreement, which service the Maker agrees shall be sufficient and valid.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE MAKER AND THE PAYEE HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

[Signature page follows]

IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

NEOS THERAPEUTICS, INC.

By:
Name:
Title

EXHIBIT B

PERMITTED INDEBTEDNESS

None

B-1

EXHIBIT B

PERMITTED LIENS

None

B-2